                                                                    EXHIBIT (11)

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSS):
(In thousands, except number of days and per share data)

     (A) Computation of the weighted average number of shares of common stock outstanding for the periods indicated:

               QUARTERS ENDED JANUARY 1, 2004 AND JANUARY 2, 2003

                                                                                    WEIGHTED
                                   SHARES OF     NUMBER OF DAYS    NUMBER OF     NUMBER OF SHARES
                                 COMMON STOCK     OUTSTANDING      SHARE DAYS       OUTSTANDING
                                 ------------    --------------    ----------    ----------------
Quarter Ended January 1, 2004

October 1 - January 1               7,196              93            669,207
Shares Issued                           8           Various               93
                                    -----                            -------
                                    7,204                            669,300          7,196
                                    =====                            =======          =====

Quarter Ended January 2, 2003

October 1 - January 2               7,129              94            670,166
Shares Issued                          10           Various              180
                                    -----                            -------
                                    7,139                            670,346          7,131
                                    =====                            =======          =====

     (B)  Computation of Earnings (Loss) Per Share:

          Computation of earnings (loss) per share is net earnings (loss) divided by the weighted average number of shares of common stock outstanding for the periods indicated:

                                                QUARTER ENDED
                                         January 1,       January 2,
                                            2004            2003
                                         -----------     -----------
Basic:
 Weighted average number of shares
  of common stock outstanding                  7,196           7,131
                                         -----------     -----------

 Net earnings (loss)                     $       709     ($    5,969)
                                         -----------     -----------

 Net earnings (loss) per share           $      0.10     ($     0.84)
                                         ===========     ===========

Assuming dilution:
 Weighted average number of shares
  of common stock outstanding                  7,196           7,131
 Net effect of dilutive stock
  options-not included if the
  effect was antidilutive                         53               0
                                         -----------     -----------
 Total                                         7,249           7,131
                                         -----------     -----------

 Net earnings (loss)                     $       709     ($    5,969)
                                         -----------     -----------

 Net earnings (loss) per share           $      0.10     ($     0.84)
                                         ===========     ===========